As filed with the Securities and Exchange Commission on January 31, 2014

Registration No. 333-190306
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
FLOW INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Washington
(State or other jurisdiction of incorporation or organization)

91-1104842
(I.R.S. Employer Identification No.)

23500 64TH Avenue South
Kent, Washington 98032
(Address of Principal Executive Offices)

Flow International Corporation 2005 Equity Incentive Plan,
as amended and restated September 10, 2009
(Full title of the plan)

John S. Leness
General Counsel and Corporate Secretary
Flow International Corporation
23500 64TH Avenue South,
Kent, Washington 98032
(Name and address of agent for service)

(253) 850-3500
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

Flow International Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 1 to deregister all unsold securities registered for issuance under the Registration Statement on Form S-8, File No. 333-190306, which was filed with the Securities and Exchange Commission on  August 1, 2013 (the “Registration Statement”).

On January 31, 2014, pursuant to the terms of an Agreement and Plan of Merger (“Merger Agreement”) among the Registrant, Waterjet Holdings, Inc. (formerly known as AIP Waterjet Holdings, Inc.), a Delaware corporation (“Parent”), and AIP/FIC Merger Sub, Inc., a Washington corporation and wholly owned subsidiary of Parent (“Merger Sub”),  Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the Registrant terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered but unsold under the Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and  has duly cause this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kent, State of Washington, on January 31, 2014.

FLOW INTERNATIONAL CORPORATION
By:	/s/ John S. Leness
John S. Leness, General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.